LETTER REGARDING UNAUDITED INTERIM FINANCIAL INFORMATION
EXHIBIT 15.

To the Board of Directors
and Stockholders of
Optical Coating Laboratory, Inc.
Santa Rosa, California

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Optical Coating Laboratory, Inc. and subsidiaries for the periods ended April 30, 1999 and 1998, as indicated in our report dated May 19, 1999; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is indicated in your Quarterly Report on Form 10-Q for the quarter ended April 30, 1999 is incorporated by reference in Registration Statement No. 33-41050, No. 33-26271, No. 33-12276, No. 33-65132, No. 33-60891, No.
333-13013 and No. 333-69157 on Forms S-8 and Registration Statement No. 33-61177, No. 33-65319 and No. 333-76853 on Forms S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

DELOITTE & TOUCHE LLP





San Jose, California
June 14, 1999